EXHIBIT 99.1

Contact:	Nicholas M. Rolli (917) 663-3460

Timothy R. Kellogg (917) 663-2759

ALTRIA GROUP, INC. REPORTS

2003 THIRD-QUARTER RESULTS

2003 Third-Quarter Diluted Earnings Per Share of $1.22

Versus $2.06 in Year-Ago Quarter, Which Included

$0.81 Gain on Miller Transaction

2003 Full-Year Diluted Earnings Per Share Projection Reaffirmed

In a Range of $4.50 to $4.60 Including $0.08 in Charges

NEW YORK, October 16, 2003 – Altria Group, Inc. (NYSE: MO) today announced third-quarter 2003 diluted earnings per share of $1.22, versus $2.06 for the same period a year ago, which included a gain of $0.81 per share for the Miller Brewing Co. transaction.

“We had a solid quarter that met our earnings target,” said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. “Our domestic tobacco business sustained its recovery with stable volumes and improved retail market share. Our international tobacco business recorded strong income growth despite volume issues in Italy, France and Germany. Actions are in place to address our performance in these important markets. Finally, our worldwide food business results reflected a particularly challenging quarter and the impact of our previously announced reinvestment program to narrow price gaps and enhance brand equity in several key categories.”

“We remain confident that our investments across all our businesses will bear fruit in the years to come,” Mr. Camilleri said. Altria Group, Inc. reaffirmed its projection of 2003 full-year diluted earnings per share in a range of $4.50 to $4.60, including $0.08 of incurred and projected charges for the tobacco growers settlement and relocation of Philip Morris USA’s headquarters. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

A conference call with members of the investment community will be Webcast at 9:30 a.m. Eastern Time on October 16, 2003. Access is available at www.altria.com.

ALTRIA GROUP, INC.

As described in “Note 14. Segment Reporting” of Altria Group, Inc.’s 2002 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

2003 Third-Quarter Results

Net revenues for the third quarter of 2003, as detailed in the attached schedule entitled “Selected Financial Data by Business Segment,” increased 4.7% versus 2002 to $20.9 billion, due primarily to favorable currency of $940 million and to increases from the international tobacco and food businesses, partially offset by lower net revenues from the domestic tobacco business.

Operating income decreased 7.3% to $4.2 billion, due primarily to lower operating income of $344 million from the domestic tobacco business and $180 million from food, partially offset by higher operating results from international tobacco. Also affecting operating income comparisons were favorable currency of $177 million; a $23 million gain due to the divestiture of an international food business; charges related to Philip Morris USA’s headquarters relocation of $27 million; and asset impairment and exit costs in the international tobacco and food segments in both periods.

Net earnings decreased 42.9% to $2.5 billion, due primarily to the after-tax impact of the Miller transaction of $1.7 billion, or $0.81 per share, that was recorded during the third quarter of 2002. The effective tax rate decreased from the first-half rate of 35.2% to 34.5% in the third quarter, due primarily to favorable rulings affecting Altria’s state taxes.

During the third quarter, Altria Group, Inc. raised its dividend 6.3% to an annualized rate of $2.72 per common share, marking the 36th time in 34 years that the dividend has been increased.

DOMESTIC TOBACCO

2003 Third-Quarter Results

Philip Morris USA Inc., Altria Group, Inc.’s domestic tobacco business, continued to show solid retail share performance in the third quarter, as its enhanced sales and promotional programs drove sequential gains again. Philip Morris USA’s shipment volume was down 1.0% to 48.9 billion units for the third quarter; however, premium volume for Philip Morris USA was essentially flat while its premium mix improved by nearly 1%, to approximately 91%.

Operating companies income decreased 24.4% to $1.1 billion, due to higher spending in support of Philip Morris USA’s ongoing promotional programs and to lower volume, as well as charges related to the previously announced move of Philip Morris USA’s headquarters to Richmond, VA.

Philip Morris USA’s total retail share continued to improve in the third quarter of 2003 versus the three previous quarters, driven by steady gains in Marlboro and the continued growth of Parliament. Retail share was stable for Virginia Slims and Basic.

The following table summarizes sequential retail share performance for Philip Morris USA’s key brands since implementing enhanced promotional programs in 2002, based on data from the IRI/Capstone Total Retail Panel:

	Q3 2003	Q2 2003	Q1 2003	Q4 2002
Marlboro	38.1%	37.8%	37.5%	37.4%
Parliament	1.8%	1.7%	1.5%	1.3%
Virginia Slims	2.4%	2.4%	2.5%	2.5%
Basic	4.2%	4.2%	4.3%	4.3%

Focus Brands	46.5%	46.1%	45.8%	45.5%
Other PM USA	2.3%	2.4%	2.5%	2.6%

Total PM USA	48.8%	48.5%	48.3%	48.1%

On a sequential basis, Philip Morris USA’s retail share of the premium segment for the third quarter of 2003 increased 0.2 share points from the second quarter of 2003 to 61.3%, while its share of the discount segment increased 0.2 share points to 15.8%. Retail share for the discount segment of the industry declined by 0.2 share points to 27.4% compared to the second quarter of 2003 and retail share for the industry’s deep discount segment was essentially flat, down 0.1 share point to 9.9%, as measured by the IRI/Capstone Total Retail Panel.

Parliament Ultra Lights and Marlboro Blend No. 27, introduced in the second quarter, both met distribution and share objectives during the third quarter. Philip Morris USA continued test marketing premium Chesterfield and announced that it will begin test marketing an addition to the Marlboro Menthol family in the fourth quarter.

INTERNATIONAL TOBACCO

2003 Third-Quarter Results

Operating companies income for Philip Morris International Inc. (PMI), Altria Group, Inc.’s international tobacco business, rose 12.9% versus the same period a year ago to $1.7 billion, due to favorable currency of $150 million, volume gains, higher pricing and 2002 charges of $33 million for asset impairment and exit costs.

Shipment volume increased 0.8% to 189.4 billion units, as declines in Germany, Italy and France largely offset gains in other markets and volume of approximately one billion units from an acquisition in Serbia. Volume comparisons benefited from a double-digit decline in Japan for the third quarter of 2002, due to the timing of shipments to that market caused by the shutdown of U.S. West Coast shipping ports, which was partially offset by a trade inventory reduction following the July 2003 price increase.

PMI achieved widespread market share gains, including increases in the key markets of Argentina, Austria, France, Japan, Korea, Mexico, Russia, Saudi Arabia, Spain, Turkey, the Ukraine and the United Kingdom.

Total Marlboro shipments were down 3% in the third quarter, due primarily to declines in France, Germany and Italy. However, Marlboro share increased in Japan and other key income markets, including Austria, the Czech Republic, Mexico, the Slovak Republic, Spain, Poland, Portugal, the Ukraine and the United Kingdom.

In Western Europe, shipment volume declined 7.5%, due to a confluence of adverse industry dynamics in Germany, Italy and France, partially offset by increases in Spain and the United Kingdom. In Germany, volume declined 7.3%, reflecting a total market decline and consumer down trading to low-priced tobacco portions, which are benefiting from a discriminatory excise tax structure. PMI has filed unfair competition claims against the principal manufacturers of these products and, in addition, the European Union has challenged the legality of such excise tax treatment. PMI’s share in Germany was down 0.2 points to 36.7%, reflecting increased trade inventories by competitors. In Italy, volume was down 19.3% while share fell 8.1 points to 53.1%, as Marlboro and Diana remained under pressure from low-priced competitive brands. As a result of the growth of this segment, the Italian government has suffered a significant loss in revenue and can be expected to take appropriate action. In France, shipment volume was down 6.7%, due to a lower total market as a result of tax-driven price increases. However, PMI’s share was up 0.5 points to 39.1% in the quarter. Excise tax increases effective this month will continue impacting total market size going forward. However, the percent price gap between Marlboro and low-priced brands is likely to be further decreased, to approximately 13%. In Spain, volume was up a strong 14.2% as Marlboro and Chesterfield grew rapidly. Overall, PMI’s share in Western Europe was down 1.1 points to 38.9%, but excluding Italy was up 0.3 points to 35.6%.

In Central Europe, volume decreased 1.3%, as declines from intense price competition in Lithuania, Poland and the Slovak Republic were partially offset by gains in other Baltic countries, Greece and Serbia, with the latter also benefiting from acquisition volume. During the third quarter, PMI acquired a controlling interest in Duvanska Industrija Nis (DIN), a formerly state-owned cigarette company in Serbia. In early October, PMI announced that it had been given clearance by the European Commission for the acquisition of the Greek cigarette company Papastratos, and that it is proceeding with the purchase.

In Eastern Europe, the Middle East and Africa, volume grew a strong 9.4%, driven by continued robust gains in Russia, Turkey and the Ukraine. In Russia, L&M, Marlboro, Parliament and Chesterfield continued to perform well. In Turkey, L&M and the recent launch of Muratti Ambassador fueled double-digit volume growth and a 6.8 point share gain to 33.1%. In the Ukraine, volume was up 26.5%, driven by the strong performance of Marlboro, L&M and Bond Street.

In Asia, volume increased 3.3%, driven by increases in Japan, Korea, Malaysia, Taiwan and Vietnam, partially offset by declines in Indonesia and the Philippines. In Korea, volume and share improved significantly, driven by the successful introduction of Lark in the premium segment in November 2002 and the launch of Virginia Slims Ultra Lights in July 2003. In Japan, volume increased, and share advanced 0.5 points to 24.2% driven by Marlboro and Lark. During the third quarter of 2003, Japan Tobacco Inc. (JT) and PMI announced that they had mutually agreed that JT’s license to manufacture and sell Marlboro brand cigarettes in Japan would not be renewed when the term of the agreement expires in April 2005.

In Latin America, volume rose 3.3%, due mainly to a strong gain in Argentina, where Marlboro and L&M continued to perform well, and to gains in Mexico and Central America. PMI’s share increased in Argentina and Mexico. During the third quarter, PMI increased its ownership interest in an affiliate in Ecuador.

FOOD

Yesterday, Kraft Foods Inc. (Kraft) reported third-quarter 2003 results. Kraft’s worldwide volume decreased 0.2%, partially reflecting the impact of divestitures. Volume growth from ongoing businesses, which excludes the impact of businesses sold, was 1.0%, driven by tack on acquisitions, which accounted for 0.6 percentage points of growth, solid growth in several North American businesses, and broad strength across the Asia Pacific region. Volume was lower in U.S. cookies, and European coffee and chocolate, due to significant softness in these categories. Operating income decreased $150 million, or 9.6%, to $1.4 billion, driven by higher commodity and benefit costs, the previously announced investment spending in focus categories (cheese, coffee, cold cuts and biscuits) and unfavorable mix, marginally offset by a gain on sale of the European rice business and the effects of favorable currency.

NORTH AMERICAN FOOD

2003 Third-Quarter Results

Volume for Kraft Foods North America, Inc. (KFNA) increased 0.9%. Excluding the impact of a small, divested confectionery business, volume grew 1.0%, driven by strength in ready-to-drink beverages, foodservice, enhancers and meats, partially offset by consumption weakness in select categories, particularly cookies. Operating companies income decreased 11.6% to $1.2 billion, driven by higher commodity and benefit costs, investment spending in North American focus categories and unfavorable mix.

INTERNATIONAL FOOD

2003 Third-Quarter Results

Volume for Kraft Foods International, Inc. (KFI) decreased 3.2%, driven by the impact of divestitures. Volume from ongoing businesses increased 0.8%, as a 2.5 percentage point impact from acquisitions was largely offset by the adverse impact of the summer heat wave across Europe on the chocolate and coffee categories, and price competition. Operating companies income increased 2.3% to $307 million, as the effects of currency favorability of $18 million, a gain on sale of the European rice business of $23 million and higher pricing were partly offset by unfavorable mix, higher benefit costs and infrastructure investment in developing markets.

FINANCIAL SERVICES

2003 Third-Quarter Results

Operating companies income for Philip Morris Capital Corporation (PMCC) decreased 7.3% to $76 million, driven by lower lease portfolio revenues, partially offset by higher asset management gains due primarily to the sale of six single-investor leases. Earlier in 2003, PMCC announced that it was shifting its strategic focus from an emphasis on the growth of its portfolio of finance leases through new lease investments to one of maximizing investment gains and generating cash flow from its diversified portfolio of leased assets.

Altria Group, Inc. Profile

Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 84% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc, the world’s second-largest brewer. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2002 net revenues of $80.4 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Prior to January 27, 2003, Altria Group, Inc. was named Philip Morris Companies Inc. This news release refers to Altria Group, Inc. even when historical events took place under the company’s former name.

On May 30, 2002, Altria Group, Inc. announced an agreement with South African Breweries plc (SAB) to merge Miller Brewing Co. into SAB. The transaction closed on July 9, 2002 and SAB changed its name to SABMiller plc (SABMiller). The transaction resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax in the third quarter of 2002. Altria records its share of SABMiller’s net earnings based on its economic ownership percentage in minority interest in earnings, net, on the condensed consolidated statement of earnings.

You may learn more by listening to a live audio webcast of the Altria Group, Inc. conference call with members of the investment community at 9:30 a.m. Eastern Time on October 16, 2003. Access is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to unfavorable currency movements; intense price competition, changes in consumer preferences and demand for their products; changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; and to respond effectively to changing prices for their raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

As a result of recent actions by credit rating agencies, Altria Group, Inc. is currently unable to access the commercial paper market and must rely on its revolving credit facilities instead.

Altria Group, Inc.’s financial services subsidiary (Philip Morris Capital Corporation) is subject to the effects of a weak economy, particularly with respect to aircraft leases to the troubled airline industry.

Altria Group, Inc.’s consumer products subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Quarterly Report on Form 10-Q for the period ended June 30, 2003. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data)

	2003	2002	% Change
Net revenues	$20,939	$19,996	4.7%
Cost of sales	7,900	7,674	2.9%
Excise taxes on products (*)	5,637	4,758	18.5%

Gross profit	7,402	7,564	(2.1)%
Marketing, administration and research costs	2,991	2,806
Domestic tobacco headquarters relocation charges	27	—
Gains on sales of businesses	(23)	—
Food asset impairment and exit costs	6	—
International tobacco asset impairment and exit costs	—	33

Operating companies income	4,401	4,725	(6.9)%
Amortization of intangibles	2	1
General corporate expenses	176	166

Operating income	4,223	4,558	(7.3)%
Gain on Miller transaction	—	(2,653)
Interest and other debt expense, net	301	279

Earnings before income taxes and minority interest	3,922	6,932	(43.4)%
Provision for income taxes	1,353	2,461	(45.0)%

Earnings before minority interest	2,569	4,471	(42.5)%
Minority interest in earnings, net	79	112

Net earnings	$2,490	$4,359	(42.9)%

Basic earnings per share (**)	$1.23	$2.07	(40.6)%

Diluted earnings per share (**)	$1.22	$2.06	(40.8)%

Weighted average number of shares outstanding – Basic	2,027	2,104	(3.7)%
– Diluted	2,036	2,119	(3.9)%
(*) The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$964	$974
International tobacco	4,673	3,784
Beer	—	—

Total excise taxes	$5,637	$4,758

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total
2003 Net Revenues	$4,440	$8,912	$5,326	$2,154	$—	$107	$20,939
2002 Net Revenues	5,022	7,644	5,225	1,991	—	114	19,996
% Change	(11.6)%	16.6%	1.9%	8.2%		(6.1)%	4.7%
Reconciliation:
2002 Net Revenues	$5,022	$7,644	$5,225	$1,991	$—	$114	$19,996
Divested businesses—2003	—	—	—	(2)	—	—	(2)
Divested businesses—2002	—	—	(7)	(23)	—	—	(30)
Currency	—	727	46	167	—	—	940
Operations	(582)	541	62	21	—	(7)	35

2003 Net Revenues	$4,440	$8,912	$5,326	$2,154	$—	$107	$20,939

Note: The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$964	$974
International tobacco	4,673	3,784
Beer	—	—

Total excise taxes	$5,637	$4,758

Currency increased international tobacco excise taxes by $433 million.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total
2003 Operating Companies Income	$1,147	$1,719	$1,152	$307	$—	$76	$4,401
2002 Operating Companies Income	1,518	1,522	1,303	300	—	82	4,725
% Change	(24.4)%	12.9%	(11.6)%	2.3%		(7.3)%	(6.9)%

Reconciliation:
2002 Operating Companies Income	$1,518	$1,522	$1,303	$300	$—	$82	$4,725
Divested businesses—2003	—	—	—	(1)	—	—	(1)
Divested businesses—2002	—	—	(2)	(5)	—	—	(7)
Domestic tobacco headquarters relocation charges—2003	(27)	—	—	—	—	—	(27)
Gains on sales of businesses—2003	—	—	—	23	—	—	23
Asset impairment and exit costs—2003	—	—	—	(6)	—	—	(6)
Asset impairment and exit costs—2002	—	33	—	—	—	—	33
Currency	—	150	9	18	—	—	177
Operations	(344)	14	(158)	(22)	—	(6)	(516)

2003 Operating Companies Income	$1,147	$1,719	$1,152	$307	$—	$76	$4,401

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data)

	2003	2002	% Change
Net revenues	$61,141	$61,634	(0.8)%
Cost of sales	23,456	24,707	(5.1)%
Excise taxes on products (*)	15,868	13,916	14.0%

Gross profit	21,817	23,011	(5.2)%
Marketing, administration and research costs	8,789	8,807
Domestic tobacco legal settlement	182	—
Domestic tobacco headquarters relocation charges	36	—
Gains on sales of businesses	(23)	(3)
Food integration costs	—	119
Food asset impairment and exit costs	6	142
International tobacco asset impairment and exit costs	—	58
Beer asset impairment and exit costs	—	23

Operating companies income	12,827	13,865	(7.5)%
Amortization of intangibles	7	5
General corporate expenses	542	504

Operating income	12,278	13,356	(8.1)%
Gain on Miller transaction	—	(2,653)
Interest and other debt expense, net	847	881

Earnings before income taxes and minority interest	11,431	15,128	(24.4)%
Provision for income taxes	3,996	5,370	(25.6)%

Earnings before minority interest	7,435	9,758	(23.8)%
Minority interest in earnings, net	322	424

Net earnings	$7,113	$9,334	(23.8)%

Basic earnings per share (**)	$3.51	$4.39	(20.0)%

Diluted earnings per share (**)	$3.50	$4.34	(19.4)%

Weighted average number of shares outstanding – Basic	2,027	2,128	(4.7)%
– Diluted	2,035	2,150	(5.3)%

(*) The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$2,781	$2,913
International tobacco	13,087	10,550
Beer	—	453

Total excise taxes	$15,868	$13,916

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, The sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total
2003 Net Revenues	$12,755	$25,379	$16,350	$6,330	$—	$327	$61,141
2002 Net Revenues	14,921	21,817	16,087	5,789	2,641	379	61,634
% Change	(14.5)%	16.3%	1.6%	9.3%		(13.7)%	(0.8)%
Reconciliation:
2002 Net Revenues	$14,921	$21,817	$16,087	$5,789	$2,641	$379	$61,634
Divested businesses—2003	—	—	—	6	—	—	6
Divested businesses—2002	—	—	(17)	(70)	(2,641)	—	(2,728)
Currency	—	2,044	58	382	—	—	2,484
Operations	(2,166)	1,518	222	223	—	(52)	(255)

2003 Net Revenues	$12,755	$25,379	$16,350	$6,330	$—	$327	$61,141

Note: The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$2,781	$2,913
International tobacco	13,087	10,550
Beer	—	453

Total excise taxes	$15,868	$13,916

Currency increased international tobacco excise taxes by $1,217 million.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

(in millions)

	Domestic tobacco	International tobacco	North American food	International food	Beer	Financial services	Total
2003 Operating Companies Income	$2,902	$5,012	$3,832	$840	$—	$241	$12,827
2002 Operating Companies Income	4,222	4,489	3,770	851	276	257	13,865
% Change	(31.3)%	11.7%	1.6%	(1.3)%		(6.2)%	(7.5)%

Reconciliation:
2002 Operating Companies Income	$4,222	$4,489	$3,770	$851	$276	$257	$13,865
Divested businesses – 2003	—	—	—	3	—	—	3
Divested businesses – 2002	—	—	(4)	(15)	(299)	—	(318)
Domestic tobacco legal settlement – 2003	(182)	—	—	—	—	—	(182)
Domestic tobacco headquarters relocation charges – 2003	(36)	—	—	—	—	—	(36)
Gains on sales of businesses – 2003	—	—	—	23	—	—	23
Gains on sales of businesses – 2002	—	—	—	(3)	—	—	(3)
Asset impairment and exit costs – 2003	—	—	—	(6)	—	—	(6)
Asset impairment and exit costs – 2002	—	58	135	7	23	—	223
Integration costs – 2002	—	—	102	17	—	—	119
Currency	—	360	10	40	—	—	410
Operations	(1,102)	105	(181)	(77)	—	(16)	(1,271)

2003 Operating Companies Income	$2,902	$5,012	$3,832	$840	$—	$241	$12,827

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended September 30,

($ in millions, except per share data)

	Net Earnings	Diluted E.P.S. (*)
2003	$2,490	$1.22
2002	$4,359	$2.06
% Change	(42.9)%	(40.8)%

Reconciliation:
2002 Reported	$4,359	$2.06
International tobacco asset impairment and exit costs – 2002	21	0.01
Gain on Miller transaction – 2002	(1,711)	(0.81)
Domestic tobacco headquarters relocation charges – 2003	(17)	(0.01)
Gains on sales of businesses – 2003, net of minority interest impact	13	—
Food asset impairment and exit costs – 2003, net of minority interest impact	(3)	—
Currency	114	0.05
Effect of change in shares outstanding	—	0.05
Effect of change in tax rate	39	0.02
Operations	(325)	(0.15)

2003 Reported	$2,490	$1.22

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Nine Months Ended September 30,

($ in millions, except per share data)

	Net Earnings	Diluted E.P.S. (*)
2003	$7,113	$3.50
2002	$9,334	$4.34
% Change	(23.8)%	(19.4)%
Reconciliation:
2002 Reported	$9,334	$4.34
Gains on sales of businesses – 2002, net of minority interest impact	(2)	—
Food integration costs – 2002, net of minority interest impact	64	0.03
Food exit costs – 2002, net of minority interest impact	77	0.03
International tobacco asset impairment and exit costs – 2002	37	0.02
Beer asset impairment and exit costs – 2002	15	0.01
Gain on Miller transaction – 2002	(1,711)	(0.80)
Domestic tobacco legal settlement – 2003	(118)	(0.06)
Domestic tobacco headquarters relocation charges – 2003	(23)	(0.01)
Gains on sales of businesses – 2003, net of minority interest impact	13	0.01
Food asset impairment and exit costs – 2003, net of minority interest impact	(3)	—
Currency	265	0.12
Effect of change in shares outstanding	—	0.19
Effect of change in tax rate	58	0.03
Operations	(893)	(0.41)

2003 Reported	$7,113	$3.50

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

	September 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$6,048	$565
All other current assets	16,811	16,876
Property, plant and equipment, net	15,377	14,846
Goodwill	26,751	26,037
Other intangible assets, net	11,807	11,834
Other assets	9,029	8,151

Total consumer products assets	85,823	78,309
Total financial services assets	8,603	9,231

Total assets	$94,426	$87,540

Liabilities and Stockholders’ Equity
Short-term borrowings	$4,427	$407
Current portion of long-term debt	1,510	1,558
Accrued settlement charges	3,287	3,027
All other current liabilities	13,898	14,090
Long-term debt	18,548	19,189
Deferred income taxes	6,487	6,112
Other long-term liabilities	15,303	15,498

Total consumer products liabilities	63,460	59,881
Total financial services liabilities	8,137	8,181

Total liabilities	71,597	68,062
Total stockholders’ equity	22,829	19,478

Total liabilities and stockholders’ equity	$94,426	$87,540

Total consumer products debt	$24,485	$21,154
Debt/equity ratio – consumer products	1.07	1.09
Total debt	$26,568	$23,320
Total debt/equity ratio	1.16	1.20